UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2021 (December 14, 2021)

FUSE MEDICAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-10093	59-1224913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1565 North Central Expressway Suite 220 Richardson, Texas		75080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (469) 862-3030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FZMD	OTCPink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant’s Business and Operations

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 14, 2021, Fuse Medical, Inc., a Delaware corporation (the “Company”), and its wholly-owned subsidiary, CPM Medical Consultants, LLC (together with the Company, the “Borrowers”), entered into a Credit and Security Agreement (the “Credit Agreement”) with CNH Finance Fund I, L.P., a Delaware limited partnership (the “Lender”). The Credit Agreement provides for a secured revolving credit facility maturing on January 1, 2025 (the “Facility”) with an initial maximum principal in the amount of
$5,000,000.  Borrowings under the Facility are subject to a borrowing base as set forth in the Credit Agreement.

The Company used borrowings under the Facility to repay in full (i) the Amended and Restated Business Loan Agreement, dated December 31, 2017, among ZB, N.A. (d/b/a Amegy Bank) and the Borrowers as amended, and (ii) the U.S. Small Business Administration Loan Authorization and Agreement, dated May 12, 2020, between the Company and the U.S. Small Business Association, as amended. Borrowings under the Credit Agreement may be used for payment of fees, costs and expenses incurred in connection with the Credit Agreement and working capital for the Borrowers and their subsidiaries.

Borrowings under the Facility bear interest at a floating rate, which will be at the Prime Rate plus 1.75%.  Under the Facility, certain fees are payable by the Borrowers as set forth in the Credit Agreement.

The obligations of the Borrowers with respect to the Credit Agreement are secured by a pledge of substantially all of the personal property assets of the Borrowers, including accounts receivables, deposit accounts, intellectual property, investment property, inventory, equipment and equity interests in their respective subsidiaries.

The Credit Agreement contains customary affirmative and negative covenants, including limitations on the Company’s and its subsidiaries’ ability to incur additional debt, grant or permit additional liens, make investments and acquisitions, merge or consolidate with others, dispose of assets, pay dividends and distributions, pay subordinated indebtedness and enter into affiliate transactions.    In addition, the Credit Agreement contains financial covenants requiring the Company on a consolidated basis to maintain, as of the last day of each calendar month (i) a current ratio of not less than 1.0 to 1.0, (ii) a fixed charge coverage ratio of not less than 1.0 to 1.0, (iii) a loan turnover rate of not greater than 60, and (iv) minimum liquidity of not less than $175,000, provided that if the Borrowers comply with the fixed charge coverage ratio for twelve consecutive months, the minimum liquidity covenant shall cease to be effective. The Credit Agreement also includes events of default customary for facilities of this type and upon the occurrence of any such event of default, all outstanding loans under the Facility may be accelerated and/or the lenders’ commitments terminated.

The Credit Agreement contains customary representations and warranties of the Borrowers.  These representations and warranties have been made solely for the benefit of the lender and such representations and warranties should not be relied on by any other person, including investors.  In addition, such representations and warranties (i) have been qualified by disclosures made to the lenders in connection with the agreement, (ii) are subject to the materiality standards contained in the agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the agreement or such other date as is specified in the Credit Agreement.

The foregoing description does not constitute a complete summary of the terms of the Credit Agreement and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*

Credit and Security Agreement, dated December 14, 2021, by and between Fuse Medical, Inc., a Delaware corporation, and CPM Medical Consultants, LLC, a Texas limited liability company, as Borrowers, and CNH Finance Fund I, L.P, a Delaware limited partnership, as Lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Company Name

Date: December 20, 2021	By:	/s/ Christopher C. Reeg
Christopher C. Reeg,
Chief Executive Officer and Director

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